Subsidiaries of Tiger Renewable Enegy Ltd.

Name	Jurisdiction of Incorporation	Doing Business As
Xinjiang Yajia Distillate Company Limited (1)	China	Xinjiang Yajia Distillate Company Limited

(1) Tiger Renewable Enegy Ltd. owns 90% of Xinjiang Yajia Distillate Company Limited.